Exhibit 99.2

CPS TECHNOLOGIES CORPORATION Statements of Operations (Unaudited)

	Fiscal Quarters Ended
	March 28, 2026	March 29, 2025

Product sales	$7,028,748	$7,505,921

Cost of product sales	6,421,870	6,274,920

Gross profit	606,878	1,231,001
Selling, general, and administrative expenses	1,129,512	1,101,350

Operating income (loss)	(522,634)	129,651
Other income, net	146,205	50,476

Income (loss) before income taxes	(376,429)	180,127
Income tax provision (benefit)	(82,250)	84,165

Net income (loss)	$(294,179)	$95,962
Other comprehensive income
Net unrealized gains (losses) on available for sale securities	(4,757)	2,037
Reclassification adjustment for gains included in net income	-	(16,237)
Total other comprehensive income	(4,757)	(14,200)
Comprehensive income (loss)	(298,936)	81,762

Net income (loss) per basic common share	$(0.02)	$0.01

Weighted average number of basic common shares outstanding	17,997,088	14,525,960

Net income (loss) per diluted common share	$(0.02)	$0.01

Weighted average number of diluted common shares outstanding	17,997,088	14,543,911

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	March 28, 2026	December 27, 2025
ASSETS

Current assets:
Cash and cash equivalents	$5,724,339	$4,466,198
Marketable securities, at fair value	6,797,952	8,769,363
Accounts receivable-trade	3,779,089	5,235,307
Accounts receivable-other	201,013	380,948
Inventories, net	7,143,727	5,598,407
Prepaid expenses and other current assets	331,411	299,829
Total current assets	23,977,531	24,750,052
Property and equipment:
Production equipment	10,528,733	10,647,170
Furniture and office equipment	910,310	910,310
Leasehold improvements	997,830	997,830
Total cost	12,436,913	12,555,310
Accumulated depreciation and amortization	(10,801,044)	(10,877,927)
Construction in progress	828,107	459,671
Net property and equipment	2,463,976	2,137,054
Net intangible assets	20,794	21,778
Right-of-use lease asset	300,000	336,000
Deferred taxes, net	2,349,560	2,266,854
Total Assets	$29,111,861	29,511,738

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	3,337,589	3,363,233
Accrued expenses	577,219	907,910
Deferred revenue	450,579	238,044
Lease liability, current portion	163,000	162,000

Total current liabilities	4,528,387	4,671,187

Deferred revenue – long term	31,277	31,277
Long term lease liability	137,000	174,000

Total liabilities	4,696,664	4,876,464
Commitments & Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 18,151,767 and 18,132,767 shares; outstanding 18,006,963 and 17,988,634 shares at each March 28, 2026 and December 27, 2025	181,510	181,320
Preferred stock, no shares issued or outstanding	–	–
Additional paid-in capital	50,377,081	50,295,019
Accumulated other comprehensive income	(4,618)	139
Accumulated deficit	(25,764,070)	(25,469,891)
Less cost of 144,804 and 144,133 common shares repurchased at each March 28, 2026 and December 27, 2025	(374,706)	(371,313)

Total stockholders’ equity	24,415,197	24,635,274

Total liabilities and stockholders’ equity	$29,111,861	$29,511,738